EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the use in this Registration Statement on Form SB-2 of our report dated May 7, 2002, except for Note 1 as to which the date is June 22, 2002, relating to the financial statements of American Life Holding Company, Inc. and Subsidiary for the year ended December 31, 2001 and our report dated August 27, 2002 relating to the balance sheet of B&B Capital Group, Inc. as of December 31, 2001, and the reference to our firm under the caption "Experts" in this Registration Statement.

                                         HENDERSON HUTCHERSON & MCCULLOUGH, PLLC

Chattanooga, Tennessee,
   October 29, 2002.


1729 Midpark Road, Suite C-200                                  185 Serral Drive
Knoxville, TN 37921                                        Greeneville, TN 37745
865-583-0091 Fax 865-583-0560                      423-638-8144 Fax 423-638-2979